Exhibit 10.2

May 31, 2014

Ken Gianella

[email]

Dear Ken:

On behalf of Silver Spring Networks, Inc. (the “Company”), I am pleased to offer you the position of Vice President, Finance.

The terms of your new position with the Company are as set forth below:

1.

Position. You will be employed as a Vice President, Finance and will report to Jim Burns the Company’s CFO and Executive Vice President. You will begin this new position with the Company on July 14, 2014 (your “Start Date”).

2.

Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

3.	Compensation.
a)	Base Salary. Your starting salary will be $240,000 per year (your “Base Salary”), subject to applicable withholding taxes and paid pursuant to the Company’s regular payroll schedule.
b)

Bonus. You are eligible to participate in Silver Spring Networks’ 2014 Bonus Plan. Your bonus target is equivalent to 30% of your Base Salary for the applicable bonus period, and subject to the terms and conditions of the applicable bonus plan. The Company’s Human Resources Department will inform you of the details of the plan. The Company reserves the right to vary or terminate (with or without replacement by a further scheme) any bonus scheme in place at any time.

c)	Annual Review. Following your first year of employment, your base salary will be reviewed at the end of each calendar year as part of the Company’s normal salary review process.
4.

Stock Options. In connection with the commencement of your employment, the Company will recommend to its Board of Directors that it grant you an option (the “Option”) to purchase 15,000 shares of Common Stock (the “Shares”) with an exercise price equal to the fair market value of the Common Stock on the date of grant. This Option will vest and become exercisable, subject to your continued employment with the Company or one of its subsidiaries on each applicable vesting date, as to 25% of the Shares after your first year of employment and as to 1/48th of the

Shares each month thereafter. The Option will be granted under and subject to the terms and conditions of the Company’s equity incentive plan and will be contingent on your execution of the Company’s standard Stock Option Agreement. A copy of the Company’s equity incentive plan and the Stock Option Agreement will be provided to you as soon as practicable after the grant date. You agree to sign and return any Stock Option Agreement provided to you by the Company in connection with this grant. You also agree to sign any other agreements or documents provided by the Company that may be required under applicable laws to receive the Option or any shares of common stock upon exercise of the Option.

5.

Restricted Stock Units. In connection with the commencement of your employment, the Company will recommend to its Board of Directors that it grant you an award of 7,500 restricted stock units (“RSUs”), which vest into shares of the Company’s common stock. The RSUs will be granted under and subject to the terms and conditions of the Company’s equity incentive plan and will be contingent on your execution of the Company’s standard RSU Agreement. The RSUs will vest, subject to your continued employment with the Company or one of its subsidiaries on each applicable vesting date, as follows: (a) 25% of the RSUs shall vest on the first anniversary of the grant date; and (b) the remaining RSUs shall vest in twelve equal quarterly installments following the first anniversary of the grant date until the RSUs have become fully vested four years from the grant date. A copy of the Company’s equity incentive plan and the RSU agreement will be provided to you as soon as practicable after the grant date. You agree to sign and return any RSU agreement provided to you by the Company in connection with this grant. You also agree to sign any other agreements or documents provided by the Company that may be required under applicable laws to receive the RSUs and any shares of common stock upon settlement of the RSUs.

6.Benefits.

a)

Employee Benefits. You are eligible to participate in any medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, retirement or other employee benefit plans or fringe benefit plans or perquisites established by the Company for its employees which may become effective from time to time during your employment with the Company.

b)

Vacation. You are eligible to participate in the Company’s Exempt Employees’ Vacation Program. There is no prescribed annual vacation allotment for exempt employees, meaning you will not accrue vacation. Vacation requests are subject to approval by your manager in accordance with the terms of the vacation policy.

c)

Sick Leave. You are eligible for paid sick leave in accordance with the terms of the Company’s sick leave policy. You may take up to ten (10) paid sick days per calendar year, pro-rated for the remainder of this year.

7.

Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8.

At-Will Employment. You understand that your employment with the Company is not for any specified term and will at all times be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. This letter will reflect the final, total and complete agreement between you and the Company regarding how your employment may be terminated. No other agreements exist regarding the subject of termination. Even though your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time during your tenure with the Company, neither you nor the Company can change the “at will” nature of your

555 Broadway Street, Redwood City, CA 94063

employment, unless the Chief Executive Officer of the Company signs a written contract which explicitly changes your status as an “at will” employee.
9.

No Conflicts. You represent to the Company that your performance of all the terms of this agreement will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this agreement. In addition, as we have advised you, you are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary Information belonging to third parties. Also, as we have advised you, we expect you to abide by your obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any nonsolicitation obligation expires.

10.	Background & Reference Checks. This offer is contingent upon successful completion of background investigation and reference checks.

This offer letter, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes and replaces any prior representations or agreements, whether written or oral, relating to such subject matter.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return It to me, no later than June 4, 2014 at which time this employment offer will expire. Additionally, as part of your acceptance of the Company’s offer, please return a signed and dated copy of the enclosed Confidentiality Agreement.

Very truly yours,

Silver Spring Networks, Inc.

/s/ Amy Cappellanti-Wolf

Amy Cappellanti-Wolf
Chief Human Resources Officer

ACCEPTED AND AGREED:

Kenneth P. Gianella
/s/ Kenneth P. Gianella
Signature

6/3/2014
Date

Attachments:

1. Attachment A -— Confidential Information and Invention Assignment Agreement

555 Broadway Street, Redwood City, CA 94063

Attachment A

Confidential Information and Invention Assignment Agreement

555 Broadway Street, Redwood City, CA 94063

SILVER SPRING NETWORKS, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by Silver Spring Networks, Inc., a Delaware corporation or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. At-Will Employment Relationship. I understand and acknowledge that my employment with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate my employment at any time for any reason or no reason, with or without notice, without further obligation or liability.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my Employment with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company, as necessary to carry out my assigned responsibilities as a Company employee. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I call or called, or with whom I become or became acquainted during my employment), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of my employment, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of my employment (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty- free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by or a consultant of the Company (collectively referred to as “Inventions”), except as provided in Section 3(e) below. I further acknowledge that all inventions, original works of authorship, developments, concepts, know- how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my wages, unless regulated otherwise by the mandatory law of the state of California.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and

Silver Spring Networks-California ECIIAA

effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

4. Returning Company Documents and Property. I agree that, at the time of termination of my employment with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment or otherwise belonging to the Company, its successors or assigns. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

5. Notification to Other Parties. I hereby consent that, after my employment ends, the Company may notify my subsequent employer(s), and any other persons or entities that I render services for in any capacity, about my rights and obligations under this Agreement.

6. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my employment with the Company, and for a period of twelve (12) months immediately following the (voluntary or involuntary) termination of my employment with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, or recruit employees or consultants of the Company, either for myself or for any other person or entity. Further, following (voluntary or involuntary) termination of my employment with the Company for any reason, with or without cause, I shall not at any time use Company trade secrets to solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my employment with the Company.

7. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my employment with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement. I agree that, during the term of my employment with the Company, I will devote full time to the business of the Company and will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment nor will I engage in any other activities that conflict with my obligations to the Company.

Silver Spring Networks-California ECIIAA

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

8. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

Silver Spring Networks-California ECIIAA

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:	EMPLOYEE:

SILVER SPRING NETWORKS, INC	Kenneth P.Gianella	an Individual:

/s/ Scott Lang		/s/ Kenneth P. Gianella
Signature		Signature

By:	Scott Lang	Name	Kenneth P. Gianella

Title:	Chairman, President and CEO

Date:		Date:	6/3/2014

Address:	555 Broadway Street	Address:	[address]
Redwood City, CA 94063

Silver Spring Networks-California ECIIAA

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 3

Title	Date	Identifying Number or Brief Description

☒ No inventions or improvements

☐ Additional Sheets Attached

Signature of Employee:	/s/ Kenneth P. Gianella

Printed Name of Employee:	Kenneth P. Gianella

Date:	6/3/2014

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Date:	6/3/2014
/s/ Kenneth P. Gianella
(Employee’s Signature)

Kenneth P. Gianella
(Printed Name)

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Silver Spring Networks, Inc., its subsidiaries, affiliates, successors or assigns (together the "Company").

I further certify that I have complied with all the terms of the Company’s Employee Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further represent that, in compliance with my Employee Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further represent that, in compliance with my Employee Confidential Information and Invention Assignments Agreement, for twelve (12) months from the date of the termination of my employment with the Company, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, or recruit employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use Company trade secrets to solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my employment with the Company.

Date:	6/3/2014
/s/ Kenneth P. Gianella
(Employee’s Signature)

6/3/2014
(Printed Name)